                            SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the Registrant / /

Filed by a party other than the Registrant /X/

Check the appropriate box:

/ /   Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/ /   Definitive Proxy Statement

/X/   Definitive Additional Materials

/ /   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12


                             TSI INCORPORATED
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             (Name of Registrant as Specified In Its Charter)


                             JJF GROUP, INC.
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/   No fee required

/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

      (1)   Title of each class of securities to which transaction
            applies:
                    ---------------------------------------------------------

      (2)   Aggregate number of securities to which transaction
            applies:
                    ---------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            -----------------------------------------------------------------

      (4)   Proposed maximum aggregate value of transaction:
                                                            -----------------

      (5)   Total fee paid:
                           --------------------------------------------------

/ /   Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:
                                   ------------------------------------------

      (2)   Form, Schedule or Registration Statement No.:
                                                         --------------------

      (3)   Filing Party:
                         ----------------------------------------------------

      (4)   Date Filed:
                       ------------------------------------------------------

                                JJF GROUP, INC.
                            333 South Seventh Street
                                   Suite 3100
                          Minneapolis, Minnesota 55402

July 15, 1999

Dear Fellow TSI Stockholder:

    In speaking to TSI stockholders over the last several days, we have heard questions about our tender offer that need to be clarified. Summarized below are important questions and answers. If you have questions and wish to speak to us, please call JJF Group at (612) 373-6700 or Beacon Hill Partners at (800) 475-9320.

Q:    HOW "REAL" IS THE OFFER?

A:    The tender offer is very real, even though it has conditions to it closing. They include a financing condition and adoption by shareholders of the proposals described in the tender offer documents and outlined below. Though we don't have committed financing, we believe it will be available, comprised of our own equity and loans as referred to in the tender offer materials. My track record of successfully obtaining financing to purchase 19 companies over the last 13 years makes us believe that this deal will be financed as well.

Q. EXPLAIN IN PLAIN ENGLISH THE CONDITIONS OF THE TENDER OFFER--WHAT DO I HAVE TO DO, AND WHAT HAS TO HAPPEN FOR ME TO GET MY MONEY?

A. In addition to the financing condition described above, the tender offer is conditioned upon the TSI shareholders electing the 3-person JJF Group slate to TSI's 8-person Board. This is Proposal 1 of the Proxy Statement of JJF Group, Inc. If they are elected, we would not have "control" of the Board. We would have three directors on an eight person Board, who would have a fiduciary duty to maximize shareholder value.

    The tender offer is also contingent on several proxy proposals (Proposals 3-8) being adopted by TSI shareholders:

    - Proposal 3 would be to opt-out of the Minnesota Control Share Acquisition Act (as is permitted by that Act) to allow any potential acquirer the same voting rights for TSI shares as any other shareholder.

    - Proposal 4 prohibits the Board from adopting various defensive actions to prevent the company from having a change in control.

    - Proposal 5 requires the next annual meeting to be on or before July 20, 2000.

    - Proposal 6 is to repeal any bylaw changes adopted by the Board between May 29, 1999 and the 1999 annual meeting.

    - Proposal 7 prevents the Board from amending any bylaw adopted by the shareholders.

    - Proposal 8 prohibits the adoption of a poison pill or the issuance of securities to effect the same result.

These proposals are described on pages 7-12 of our Proxy Statement.

    The tender offer is also contingent on a committee of Board members who are not employed by TSI giving approval under the Minnesota Business Combination Act, which is necessary in most cases for an acquirer to obtain more than 10% of TSI's stock. We will not control that committee, even if our slate of directors is elected. This means that it is possible that each of the proposals above could be passed by a majority of voting shareholders, financing could be obtained, and the committee of the Board could still block the closing of the tender offer under the Act. We are hopeful, however, that the Board committee would not thwart the desires of shareholders.

    Because of the above conditions, it is possible that even if you tender your shares, and even if the JJF slate and proposals are adopted at the annual meeting, we will not be able to close the tender offer and purchase your shares. If that should happen-and we will make every effort to avoid such a result--your shares would be promptly returned to you, as is required by law.

Q. IF I VOTE THE GREEN PROXY CARD FOR JJF, WILL I AUTOMATICALLY GET THE $14 PER SHARE TENDER OFFER PRICE?

A. No. As discussed above, adoption of the JJF proposals at the Annual Meeting is a condition to the tender offer closing, but even if the proposals are adopted it does not guarantee that the tender offer will close. Shareholders voting the GREEN proxy card and adopting the JJF proposals will make it more likely that the tender offer will close. In addition, the other conditions referred to above, including financing and approval by the Board committee, must be satisfied.

Q. HAVE YOU EVER RUN A COMPANY LIKE THIS--ARE YOU EQUIPPED TO MANAGE A BUSINESS LIKE TSI?

A. Since 1986, companies I own 100% have purchased 19 companies and started up 10 companies, mostly in the upper Midwest. Though we own entities in Australia and Canada, we are a regionally focused firm. We believe our track record in these companies would qualify us to augment the capable TSI management team and manage the company.

Q.    CAN YOU ASSURE US THAT YOU WILL KEEP THE COMPANY IN MINNESOTA?

A. We fully intend to keep the company in Minnesota, anchor it with existing senior management, and expand the operations. We intend to maintain many of the features of how the company is run already. Though we have been frustrated in our attempts to sit down with management, we have seen many opportunities for new products, new markets, and new directors for the company. And we are willing to risk 100% ownership and make that significant investment.

Q.    IF I HAVE ALREADY VOTED, CAN I CHANGE MY PROXY VOTE, AND HOW DO I DO THAT?

A. A shareholder may revoke his or her proxy prior to the Annual Meeting by attending and voting in person, by delivering a written notice of revocation, or by completing a new later-dated proxy card. These must be received no later than the close of the polls at the Annual Meeting, which is scheduled to commence at 9:30A.M. on July 22, 1999. Any such written revocation or new proxy card can be delivered by mail to JJF or the Company or by facsimile to JJF's proxy solicitor (212-843-4384) or to the Company's proxy solicitor at (201) 804-8693. A proxy card is enclosed for your convenience.

                                          Sincerely,
                                          JJF GROUP, INC.

                                                    [LOGO]

                                          John J. Fauth, President & CEO

                         [RJ STEICHEN & CO. LETTERHEAD]


July 16, 1999

Dear


Please accept my invitation to attend an informal presentation hosted by Mr. John (Hap) Fauth, regarding JJF Acquisition, Inc.'s Proxy Statement and Offer to Purchase TSI Incorporated. The agenda includes introductions of the JJF director nominees and an opportunity for questions and comments


     DATES:       MONDAY, JULY 19TH OR TUESDAY, JULY 20TH

     TIME:        4:30 PM TO 7:00 PM

     PLACE:       JJF/CHURCHILL INDUSTRIES CORPORATE OFFICES
                  333 SOUTH SEVENTH STREET
                  SUITE 3100 METROPOLITAN CENTRE
                  DOWNTOWN MINNEAPOLIS

     AGENDA:      RECEPTION/INTRODUCTIONS/DISCUSSION........4:30 PM TO 7:00 PM
                  PRESENTATION/QUESTIONS/COMMENTS...........5:30 PM TO 6:00 PM

     QUESTIONS:   MIKE WANG..................................(612)341-6276

WE WILL PRESENT A SUMMARY OF THE EVENTS MOTIVATING US TO FILE THE PROXY STATEMENT AND TENDER OFFER AND DISCUSS OUR SINGLE MOST IMPORTANT
GOAL - ENHANCING SHAREHOLDER VALUE.

Please join us at your convenience anytime Monday or Tuesday evening. We will answer each and every shareholder question.

If I can be of any assistance, please do not hesitate to call me at
(612)341-6210.

Sincerely,



Timothy F. Floeder
Managing Director